                                                                    Exhibit 23.2

                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Ambac Assurance Corporation:

     We consent to the incorporation by reference in the registration statement (No. 333-62019) of South Jersey Gas Company (the "Registrant") and in the Pricing Supplement of the Registrant (the Pricing "Supplement"), via the Form 8-K of the Registrant dated July 13, 2001, of our report dated January 22, 2001 on the consolidated financial statements of Ambac Assurance Corporation and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, which report appears in the Annual Report on Form 10-K of Ambac Financial Group, Inc. which was filed with the Securities and Exchange Commission dated March 28, 2001 and to the reference to our firm under the heading "Experts" in the Pricing Supplement.


/s/ KPMG LLP
New York, New York

July 13, 2001